EXHIBIT 4.43

THE SECURITIES REPRESENTED BY THIS PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, OR THE HOLDER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND THE QUALIFICATION REQUIREMENTS UNDER STATE LAW.


                           CONVERTIBLE PROMISSORY NOTE
                                  (Bridge Loan)

$____________                                                Oakland, California
                                                              _____     ___,2001

1. FOR VALUE RECEIVED, the undersigned, ValueStar Corporation, a Colorado corporation ("Maker" or the "Company"), promises to pay to _____________ ("Holder") at __________ ______________________________or at such other place as the Holder hereof may designate, in lawful money of the United States of America, the principal sum of ________________ Dollars ($__________), together with interest on the unpaid principal balance at the rate of twelve percent (12.0%) simple interest per year, interest payable at maturity, calculated on the basis of a 90-day quarters and actual days elapsed. Interest shall be paid
(i) by crediting Holder with an increased principal amount of Bridge Loan equal to accrued but unpaid interest in the event this note is converted (see below) or (ii) in cash at maturity. Principal and all accrued interest shall be due and payable on demand on and after April 30, 2002. This Bridge Loan Note ("Note") is one of a duly authorized series of Notes of the Company (which are identical except for the variations necessary to express the names of the holder and principal amount) designated as its "BL Notes."

2. The indebtedness hereunder may be not be prepaid in whole or in part without the consent of Holder. However, Holder shall be required to convert and the Company required to accept conversion of the principal outstanding balance of this Note and any accrued interest under the terms of the following paragraphs.

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         a. Mandatory Conversion.  This Note shall convert, subject to the other terms and conditions set forth in this Note, as described herein. The Company, following the offering of these notes, has authorized and intends, but is not required, to offer a new convertible security (the "Senior Convertible Note"). All of the principal and accrued but unpaid interest under this Note shall, upon the first closing of the Senior Convertible Note, be converted into an equal amount of Senior Convertible Notes under such terms and conditions as if Holder had invested the principal and accrued interest of this Note pursuant to the terms and conditions of the offering for Senior Convertible Notes and Warrants, subject to the occurrence of all the following:

         A minimum of $10 million of Senior Convertible Notes are sold with terms generally no less favorable than:

                  A. Interest Rate of 6% per annum, payable quarterly in kind (i.e., in additional Senior Convertible Notes). All accrued but unpaid interest is payable in cash on any prepayment or at maturity.

                  B.       Term not more than 10 years.

                  C. The Senior Convertible Notes may be called by the Company without premium after three years for cash.

                  D. The Senior Convertible Notes and any accrued but unpaid interest may be converted at option of Holder to Company common stock at $0.40 per share.

                  E. The Senior Notes may be automatically converted by the Company by written notice provided within 10 days after any 30 day trading period that the common stock trades above $2.00 for 20 of such 30 day trading period.

                  F. For a period of twelve months from issuance of the Senior Notes and Warrants, should the Company enter into a cash financing on terms more advantageous than those of the Senior Notes and Warrants, as reasonably determined by the Board of Directors of ValueStar, then the Senior Note and Warrant terms shall be adjusted or reset to provide equivalent terms or will be exchanged for such new securities. Standard exclusions shall apply for Additional Shares of Common Stock as defined in the Company's articles of incorporation, as amended.

                  G. Senior Note purchasers, and Holders whose Notes are converted into Senior Notes, will receive Warrants exercisable into 100% of the Common Shares in which the principal amount is convertible at issuance. The Warrants are exercisable into Common Shares at a cash exercise price of $0.50 per share until June 30, 2004. The Warrants are callable for cash exercise at a nominal price if the trading price of ValueStar's common stock is not less than $1.50 per share for any 20 of any 30-day trading period. The Warrants will have standard adjustments for stock splits and other share adjustments.

         b. In the event that Company does offer Senior Convertible Notes and receives offers to purchase more than $20,000,000 of these Senior Convertible Notes, Holder shall have the full amount of principal and accrued but unpaid interest of the Notes converted without a pro-rata reduction.

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In the event any conversion of any portion of the principal and accrued interest hereof pursuant to the terms of this Note is required, the Company's obligation to pay such principal and interest shall terminate and Holder shall be required to deliver this original Note before the Company shall have any obligation to deliver the securities contemplated hereunder. The Holder shall execute the necessary documentation for the Senior Notes and Warrants as such other purchasers of such securities so execute.

Any interpretation or determination of the conversion features of these Notes including if a conversion is required and any interpretation or determination of matters related to the subsequent Senior Notes and Warrants, shall be made in good faith by the Board of Directors of the Company.

3. Holder hereby represents and warrants to the Maker that

                  (a) The Holder is acquiring this Note (and any securities obtained concurrently herewith or on any conversions) for investment purposes only for its own account, and not with a view to, or for resale in connection with, any distribution thereof, and it has no present intention of selling or distributing any such securities. Holder understands that this Note and the securities have not been registered under the Securities Act of 1993, as amended (the "Securities Act") by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment as expressed herein.

                  (b) The Holder acknowledges that because this Note and any securities issued concurrently herewith or issuable upon conversion of the Senior Convertible Notes or the warrants issued in connection with the Senior Convertible Notes (hereinafter collectively "Securities) have not been registered under the Securities Act, this Note and the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Securities Act that permit limited resale of shares purchased in a private placement under certain circumstances.

                  (c) The Holder has had an opportunity to discuss the Maker's business, management and financial affairs with Maker's management and to obtain any additional information necessary or appropriate for deciding whether or not to purchase this Note and the Securities.

                  (d The Holder has such knowledge and experience in financial and business matters, including investments in other companies that are in a financial condition substantially similar to the Maker's financial condition immediately prior to the date of this Note, that the Holder is capable of evaluating the merits and risks of the investment in this Note and the Securities, and the Holder is able to bear the economic risk of such investment. Further, the individual making the investment decision to purchase this Note and has such knowledge and

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experience  in  financial  and  business  matters  that he or she is  capable of utilizing the information made available to him or her in connection with the offering of the Note, of evaluating the merits and risks of an investment in this Note and the Securities and of making an informed investment decision with respect to this Note and the Securities.

                  (e) The Holder is an "accredited investor" as that term is defined in Regulation D promulgated by the Securities and Exchange Commission. The term "Accredited Investor" under Regulation D refers to:

                           (i) A person or entity who is a director or executive
officer of the Corporation;

                           (ii) Any bank as defined  in  Section  3(a)(2) of the
Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to
Section 15 of the Exchange Act; insurance Corporation as defined in Section 2(13) of the Securities Act; investment Corporation registered under the Investment Corporation Act of 1940; or a business development Corporation as defined in Section 2(a)(48) of that Act; Small Business Investment Corporation licensed by the U.S. Small Business Administration under Section 301(c) or (d)
of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in
Section 3(21) of such Act, which is either a bank, savings and loan association, insurance Corporation, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decision made solely by persons that are accredited investors;

                           (iii) Any private business development Corporation as
defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

                           (iv) Any organization  described in Section 501(c)(3)
of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets in excess of $5,000,000;

                           (v) Any natural person whose individual net worth, or
joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

                           (vi) Any natural person who had an individual  income
in excess of $200,000 during each of the previous two years or joint income with that person's spouse in

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excess of $300,000 in each of those years and has a  reasonable  expectation  of reaching the same income level in the current year;

                           (vii)  Any  trust,  with  total  assets  in excess of
$5,000,000, not formed for the specific purpose of acquiring the Securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment; or

                           (viii) Any  entity in which all of the equity  owners
are accredited investors.

         As used in this Note, the term "net worth" means the excess of total assets over total liabilities. For the purpose of determining a person's net worth, the principal residence owned by an individual should be valued at fair market value, including the cost of improvements, net of current encumbrances. As used in this Note, "income" means actual economic income, which may differ from adjusted gross income for income tax purposes. Accordingly, the undersigned should consider whether it should add any or all of the following items to its adjusted gross income for income tax purposes in order to reflect more accurately its actual economic income: Any amounts attributable to tax-exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, and alimony payments.

                  (f) The Holder has its, his or her principal residence in the state indicated below the Holder's signature hereto.

4. In the event of the failure by Maker to make any payment of principal or interest when due under this Note, Maker agrees to pay all costs and expenses, including reasonable attorneys' fees and court costs, expended or incurred by the Holder in connection with the enforcement of this Note, the collection of any sums due hereunder, any action for declaratory relief in any way related to this Note, or the protection or preservation of any rights of the Holder hereunder.

5. This Note shall be construed in accordance with the internal laws of the State of California irrespective of its choice of law principles.

6. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if it has obtained the written consent of Purchasers holding at least sixty-six and two-thirds percent (66-2/3%) or more of the outstanding principal amount of Promissory Notes. No course of dealing between the Corporation and any Purchaser or any delay in exercising any rights hereunder or under the Corporation's Articles of Incorporation will operate as a waiver of any rights of any such Purchaser. Notwithstanding the foregoing, this Section 6. shall not be amended without the consent of all Purchasers holding Promissory Notes.

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7. Any transfer or  assignment  of this Note shall not be  effective  unless the transferee shall meet the conditions required of a Holder under Section 3 hereof.


Dated: ____ __, 2001                    MAKER:
                                        ValueStar Corporation
                                        a Colorado corporation

                                        By: /s/ JIM STEIN
                                            -------------
                                            Jim Stein, Chief Executive Officer


                                        HOLDER:

                                        _________________________________
                                                [Print Name]

                                        By: ____________________________________

                                        Name: __________________________________

                                        Title: _________________________________

                                        State of Residence: ____________________

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